UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SONUS NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	04-3387074 (I.R.S. Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS (Address of principal executive offices)	01886 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form related:  None

Securities to be registered pursuant to Section 12(g) of the Act:  None

Explanatory Note

This Form 8-A/A is filed to supplement and amend the information set forth in the Form 8-A of Sonus Networks, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2008.

Item 1.  Description of Registrant’s Securities to be Registered.

On September 17, 2014, the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), amended the Rights Agreement, by and between the Company and the Rights Agent, dated as of June 26, 2008 and as amended on June 10, 2011 and June 21, 2013 (collectively, the “Rights Agreement”), to change the Final Expiration Date (as defined in the Rights Agreement) of the Rights (as defined in the Rights Agreement) issued under the Rights Agreement from June 26, 2015 to September 17, 2014 (the “Amendment No. 3”).  As a result of this amendment, effective as of the close of business on September 17, 2014, the Rights expired and are no longer outstanding and the Rights Agreement has terminated by its terms.

A copy of the Rights Agreement and a summary of its material terms, which were filed with the SEC on a Form 8-A on June 27, 2008, a copy of the Amendment No. 1 to Rights Agreement and a summary of its material terms, which were filed with the SEC on a Form 8-A/A on June 13, 2011, and a copy of the Amendment No. 2 to Rights Agreement and a summary of its material terms, which were filed with the SEC on a Form 8-A/A on June 24, 2013, are incorporated herein by reference.  The foregoing description of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 3, a copy of which is filed herewith as Exhibit 4.4 and is incorporated herein by reference.

Item 2.  Exhibits.

4.1                   Rights Agreement, dated as of June 26, 2008, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Shares of Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2008).

4.2                   Amendment No. 1 dated as of June 10, 2011 to Rights Agreement, dated as of June 26, 2008, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference from Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 13, 2011).

4.3                   Amendment No. 2 dated as of June 21, 2013 to Rights Agreement, first dated as of June 26, 2008 and as amended on June 10, 2011, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference from Exhibit 4.3 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2013).

4.4                   Amendment No. 3 dated as of September 17, 2014 to Rights Agreement, first dated as of June 26, 2008 and as amended on each of June 10, 2011 and June 21, 2013, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SONUS NETWORKS, INC.

	By:	/s/ Jeffrey M. Snider
	Name:	Jeffrey M. Snider
	Title:	Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

DATED: September 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1

Rights Agreement, dated as of June 26, 2008, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Shares of Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2008).

4.2

Amendment No. 1 dated as of June 10, 2011 to Rights Agreement, dated as of June 26, 2008, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference from Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 13, 2011).

4.3

Amendment No. 2 dated as of June 21, 2013 to Rights Agreement, first dated as of June 26, 2008 and as amended on June 10, 2011, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference from Exhibit 4.3 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2013).

4.4

Amendment No. 3 dated as of September 17, 2014 to Rights Agreement, first dated as of June 26, 2008 and as amended on each of June 10, 2011 and June 21, 2013, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC.